EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY PAYS OFF ALL OUTSTANDING DEBT

COMPANY STILL HAS OVER $2 MILLION OF CASH IN BANK

DURANGO, Colorado (June 6, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that it has repaid all of its outstanding debt.

“The repayment of approximately $1.4 million in debt ahead of schedule leaves our Company in the enviable position of being debt-free with over $2 million of cash in the bank,” commented Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “Our business model generates significant ‘free cash flows’ from operations, and this has allowed us to increase our quarterly cash dividend five times since we paid our first cash dividend in the third quarter of Fiscal 2004. With our cash balances growing, and in light of the prospect that interest rates might rise for the foreseeable future, we decided to pay off our remaining debt, even though there were no requirements in our bank credit facility requiring us to do so. In addition to our cash balances, we have a $2.5 million line of credit available for future borrowings, if necessary.”

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554